For period ending December 31, 2008     Exhibit 77Q (1) (a)

File number 811-9036

The Board of Trustees ("Board") of the Trust duly adopted the following resolutions at a Board meeting held on March 6, 2008.

"RESOLVED, Pursuant to Article III, Section 5 and Article VIII, Section 4 of the Amended and Restated Agreement and Declaration of Trust dated September 28, 2004 (the "Declaration") of The UBS Funds (the "Trust"), the undersigned Trustees of the Trust hereby amend the Declaration as set forth below:
      1. Article V, Section 2
The third sentence of Article V, Section 2 of the Declaration is hereby replaced in its entirety by the following:
"Notice of any meeting of Shareholders shall be given or caused to be given by the Trustees not more than one hundred twenty (120), nor less than ten (10) days before such meeting, stating the time and place of the meeting.  Notice of any meeting of Shareholders shall be given either personally or by U.S. mail, courier, cablegram, telegram, facsimile or electronic mail or other form of communication permitted by then current law, charges prepaid addressed to the Shareholder at the address(es) of such Shareholder appearing on the books of the Trust or its transfer or other duly authorized agent or provided in writing by the Shareholders(s) to the Trust for the purpose of notice.  Notice shall be deemed to have been duly given when delivered personally, deposited in the U.S. mail or with a courier, or sent by cablegram, telegram, facsimile or electronic mail."
      2. Article V, Section 5
The first sentence of Article V, Section 5 of the Declaration is hereby replaced in its entirety by the following:
"For the purpose of determining the Shareholders who are entitled to vote or act at any meeting or any adjournment thereof, the Trustees may fix a time, which shall not be more than one hundred twenty (120) nor less than ten (10) days before the date of any meeting of Shareholders, as the record date for determining the Shareholders having the right to notice of and to vote at such meeting and any adjournment thereof, and in such case only Shareholders of record on such record date shall have such right, notwithstanding any transfer of shares on the books of the Trust after the record date."
3.  The Trustees have determined that the foregoing amendments to Article V, Sections 2 and 5 of the Declaration may be made by the Board of Trustees of the Trust without Shareholder approval in accordance with Article III, Section 5 of the Declaration because such amendment is consistent with the fair and equitable treatment of all Shareholders and Shareholder approval of such amendment is not required by the Investment Company Act of 1940 and the rules and regulations thereunder, as amended from time to time, or other applicable law.
      4.  This amendment has been duly adopted by the Trustees.
5.  All other provisions of the Declaration shall remain in full force and effect.